Exhibit 17

Issuers of Guaranteed Securities

The following securities issued by Wipro IT Services LLC, a wholly owned step-down subsidiary of Wipro Limited, are unconditionally and irrevocably guaranteed by Wipro Limited:

•	1.50% Senior Notes due 2026